Exhibit 99.1

                                  News Release
Public Storage, Inc.
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com

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                                              For Release:     Immediately
                                              Date:            July 1, 2005
                                              Contact:         Mr. Clemente Teng
                                                               (818) 244-8080


PUBLIC STORAGE, INC. ELECTS RONALD L. HAVNER, JR., TO THE ADDITIONAL OFFICE OF PRESIDENT

GLENDALE, California--Public Storage, Inc. (NYSE and PCX:PSA) announced today that Ronald L. Havner, Jr., Vice-Chairman and Chief Executive Officer of the Company, has been elected to the additional office of President. Mr. Havner, 47, has been Vice-Chairman, Chief Executive Officer and a director of the Company since November 2002.

As previously announced, effective June 30, 2005, Harvey Lenkin, 69, retired as President and Chief Operating Officer of the Company. Mr. Lenkin had been employed by the Company or its predecessor for 27 years. He will continue to serve as a member of the Company's Board of Directors.


COMPANY INFORMATION

Public Storage, Inc. is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates storage facilities. The Company's headquarters is located in Glendale, California. The Company's storage properties are located in 37 states. At March 31, 2005, the Company had interests in 1,471 storage facilities with approximately 90 million net rentable square feet (833,000 rentable units).

Additional information about Public Storage, Inc. is available on the Internet. The Company's web site is www.publicstorage.com.
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